Exhibit 99.1

Press Release Source: Protocall Technologies Incorporated

Protocall Names Syd Dufton President of Newly Launched TitleMatch Entertainment Group; Executive to Lead Expansion Into $23 Billion DVD Market

Wednesday December 13, 10:38 am ET

COMMACK, NY--(MARKET WIRE)--Dec 13, 2006 -- Protocall Technologies Incorporated (OTC BB:PCLI.OB - News) (www.protocall.com), a leading provider of DVD on-demand systems for retailers and etailers, today announced the appointment of Syd Dufton as President of its newly formed TitleMatch Entertainment Group. With more than 17 years of executive level experience in the consumer technology sector, Dufton will be responsible for leading the new division as it expands into the $23 billion DVD market.

Dufton's background includes managing director of a private investment firm and founder of several very successful start-up ventures. Mr. Dufton has also worked closely with Founder & CEO Bruce Newman in the past as Protocall's Vice President of Sales and Channel Marketing where Dufton helped the company ink distribution deals and product licensing agreements with some of the industry's leading brands including IBM, Intuit and Corel.

"Having had the opportunity to work with Syd previously, I know first hand what a talented and exceptional leader he is and I believe that his knowledge in building distribution infrastructures combined with his consumer technology experience makes him a perfect fit to lead our new TitleMatch division," said Bruce Newman, Founder and CEO of Protocall.

Dufton's appointment as President of TitleMatch Entertainment comes as the company is preparing to unveil a significantly upgraded version of their TitleMatch(TM) DVD on-demand system at the January 2007 Consumer Electronics Show in Las Vegas.

"TitleMatch is about to revolutionize the way digital entertainment products are distributed today, and I am excited and very honored to be heading up this new venture," said Syd Dufton, President of TitleMatch Entertainment.

Most recently Mr. Dufton served as a partner and Managing Director of City Capital Partners, a venture capital firm that focused on young privately held technology companies. His background also includes founding AdvanceWork International, a first of its kind and award-winning mobile distance learning company, which became a pioneer in the "M-Learning" space. Prior to AdvanceWork, Dufton was a principal at privately held Syracuse Language Systems where he transformed the fledgling software company into a global leader in language learning software and was the visionary behind the "Success Series" of language instruction CD-ROMs that went on to become one of the industry's best selling products before the company was sold to Cendant and later to Vivendi Universal.

Mr. Dufton is a graduate of Gettysburg College and is a US Coast Guard Licensed Captain. He resides on the North Fork of Long Island with his wife and five children.

About Protocall Technologies

Protocall Technologies (www.protocall.com) Incorporated is the innovator of CD and DVD on-demand content distribution. Its flagship TitleMatch™ system allows retailers to burn brand name CD and DVD products at their stores and website distribution centers. The company's proprietary systems enable retailers to reduce their reliance on costly physical inventory, expand their selection of products, eliminate shrinkage and out-of-stock situations, speed time to market for new products and improve their operating margins with minimal space requirements.

This news release along with other investor information about Protocall Technologies is available at http://www.agoracom.com/IR/Protocall. To receive future news releases or request further information about Protocall Technologies, please email PCLI@agoracom.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in these statements. Forward-looking statements regarding the timing of developing, testing and releasing existing and new products, of marketing and selling them, of deriving revenues and profits from them, as well as the effects of those revenues and profits on the company's margins and financial position, are uncertain because many of the factors affecting the timing of those items are beyond the company's control.

This press release has been submitted to http://www.TOP10PressReleases.com for investors to vote on and help move it into the TOP 10 of the day. Investors can locate the release by using the industry filter or searching by company name and/or stock symbol.

CONTACT:

Media Relations:

Neil Steinberg or Jori Victor

5W Public Relations

212.999.5585

nsteinberg@5wpr.com or jvictor@5wpr.com

Corporate Inquiries:

Protocall Technologies Incorporated

info@protocall.com

Investor Relations:

AGORACOM

http://www.agoracom.com/IR/Protocall

http://www.protocall.com

PCLI@agoracom.com

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Source: Protocall Technologies Incorporated